                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

Information to be included in statements filed pursuant to Rules 13d-1(b),
   (c) and (d) and amendments thereto filed purusant to Rule 13d-2(b)
                              (Amendment No. 1)


                           Harris Interactive Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common stock, $.001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                414549-105
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

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CUSIP No. 414549-105
          ----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Leonard R. Bayer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,816,260
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       316,800
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,816,260
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    316,800
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

    3,133,060
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     9.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer

          Harris Interactive Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          135 Corporate Woods, Rochester, New York 14623
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          Leonard R. Bayer
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          135 Corporate Woods, Rochester, New York 14623
          ---------------------------------------------------------------------
    (c)   Citizenship

          United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common stock, $.001 par value
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          414549-105
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

    3,133,060
    ---------------------------------------------------------------------------

    (b) Percent of class:

    9.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              2,816,260
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              316,800
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              2,816,260
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              316,800
              -----------------------------------------------------------------

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

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ITEM 10. CERTIFICATION

         Not Applicable

----------------
    (1) After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       2/14/2001
                                      -----------------------------------------
                                                        Date

                                      /s/ Leonard S. Bayer
                                      -----------------------------------------
                                                     Signature

                                      Leonard S. Bayer/Executive Vice President,
                                                       Chief Technology Officer
                                      -----------------------------------------
                                                     Name/Title



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